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                                                               EXHIBIT 10(xviii)

                          UNITED DOMINION REALTY TRUST
                   DESCRIPTION OF THE OUT-PERFORMANCE PROGRAM

     Background

     The Company competes for management talent with both public and private real estate investment vehicles and constantly reviews compensation structures and practices in an effort to remain highly competitive. The Company's compensation programs are designed to further its primary goal of increasing dividend income and share price appreciation. The Board of Directors intends for these goals to be the primary economic motivation of its executive officers and other key employees.

     The Board of Directors believes that it is in the best interest of the shareholders to attract and retain a management team that has a meaningful equity stake in the long-term success of the Company. To this end it is recommending that the shareholders approve the Out-Performance Program (the "Program") pursuant to which officers and other key employees will be given the opportunity to invest in the Company by purchasing performance shares ("Out-Performance Partnership Shares" or "OPPSs") of United Dominion Realty, L.P., a Virginia limited partnership in which the Company is the sole general partner ("Dominion Realty").

     The Program is designed to provide participants with the possibility of substantial returns on their investment if the Company's total return on its Common Stock exceeds targeted levels, while putting the participants' investment at risk if those levels are not exceeded. The Program will be administered by the Company's Board of Directors. Members of the Board of Directors who are not employees of the Company are not eligible to participate in the Program.

     If the Program is approved, the Board of Directors anticipates authorizing every other year the sale of a class of OPPSs to a limited liability company (sometimes referred to as an "LLC") to be formed for the benefit of selected officers and key employees who agree to invest in that class of OPPSs. The participants will contribute the funds for the LLC to purchase the OPPSs and will share ownership of the LLC on the basis of each participant's investment in the LLC. The purchase price for each class of OPPSs will be set by the Company's Board of Directors based upon the advice of an independent valuation expert. The Board of Directors expects that the specific features of each class of OPPSs, the designation of officers and key employees as potential participants in the class and the level of participation of a particular participant will vary from class to class.

     Participation in Class I OPPSs

     The Board of Directors has developed the principal terms of the Class I OPPSs that it intends to offer to participants in 2001. For the Class I OPPSs, participation rights will be approximately as follows:

                                                         OPPSs to
                      Participant                       be Offered
          -----------------------------------      --------------------
          Chief Executive Officer                              444,500
          Senior Executive Vice President                      190,500
          Chief Financial Officer                              127,000
          Treasurer/Investor Relations                         127,000
          Other Key Employees                                  381,000
                                                   --------------------
                                                             1,270,000
                                                   ====================

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     The purchase price for the Class I OPPSs has been determined by the Board of Directors to be $1,270,000 based on a valuation by Salomon Smith Barney, Inc. That valuation took into account that any investment in the Class I OPPSs will become worthless if the targeted Total Return is not achieved. The value of the Class I OPPSs also has been discounted significantly because of the substantial restrictions on transfer and the limited redemption rights provided for with respect to Class I OPPSs.

     It is important to recognize that any officer or other employee who is provided the opportunity to invest is under no obligation to exercise that right. The Class I OPPSs must be fully subscribed within 45 days of shareholder approval, if obtained. If some of those eligible to participate elect not to participate, the remaining OPPSs shall be retained by the Company.

     The Board of Directors may elect to loan Company funds to participants to permit them to invest in a class of OPPSs. For the Class I OPPSs, the Board has determined that participants can borrow some or all of the funds they need to participate with a loan maturity date at the earlier of the fifth anniversary of the date of the loan or 60 days from the date the participant ceases to be employed by the Company for any reason. Loans to the Chief Executive Officer, the Senior Executive Vice President, the Chief Financial Officer and the Treasurer/Investor Relations will be 100% recourse. All other participants will be at risk personally for at least 25% of the amount he or she invests with respect to the Class I OPPSs. Interest will be payable annually and the interest rate will be the same as the Company's cost of funds, as determined on an annual basis.

     To begin the Program, for the Class I OPPSs the Company's performance will be measured over a twenty-eight month period beginning with the month Mr. Toomey's employment began (February, 2001). The LLC that holds the Class I OPPS will have no right to receive distributions or allocations of income or loss, or to redeem those shares prior to the date (the "Valuation Date") that is the earlier of (i) the expiration of the measurement period for the class (June 1, 2003), or (ii) the date of a change of control of the Company (defined as a "Transaction" in Dominion Realty's Agreement of Limited Partnership).

     The Class I OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Valuation Date, the cumulative Total Return of the Company Common Stock during the measurement period

     . exceeds the cumulative Total Return of the designated peer group index over the same period; and

     . is at least the equivalent of a 30% Total Return or 12% annualized (the "Minimum Return").

     If the thresholds are met, holders of the OPPSs will be entitled to begin receiving distributions and allocations of income and loss from Dominion Realty equal to the distributions and allocations that would be received on the number of interests in Dominion Realty ("OP Units") obtained by:

     . (i) determining the amount by which the cumulative Total Return of the Company Common Stock over the measurement period exceeds the greater of the cumulative Total Return of the Morgan Stanley REIT Index (peer group index) or the Minimum Return (such excess being the "Excess Return");

     . (ii) multiplying 4% of the Excess Return by the Company's Market Capitalization; and

     . (iii) dividing the number obtained in clause (ii) by the market value of one share of the Company Common Stock on the Valuation Date, as the weighted average price per day of the Common Stock for the 20 trading days immediately preceding the Valuation Date.

     For the Class I OPPSs, the number determined pursuant to clause (ii) in the preceding paragraph is capped at 2% of Market Capitalization (approximately 1% per year). "Market Capitalization" is defined as the average number of shares outstanding over the 28 month period (that includes Common Stock and OP Units but does not include

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outstanding options or convertible securities) multiplied by the daily closing price of the Company's Common Stock.

     If, on the Valuation Date, the cumulative Total Return of the Company Common Stock does not meet the Minimum Return, the Total Return of the Morgan Stanley REIT Index and there is no Excess Return, then holders of Class I OPPSs will forfeit their initial investment of $1.27 million.

     The Morgan Stanley REIT Index will be used as the peer group index for purposes of measuring the Class I Out-Performance Partnership Shares. The Morgan Stanley REIT Index is a capitalization-weighted index with dividends reinvested of the most actively traded real estate investment trusts. The Morgan Stanley REIT Index is comprised of approximately 113 real estate investment trusts selected by Morgan Stanley & Co. Incorporated and a total market cap of $123.6 billion. The Board of Directors of the Company has selected this index because it believes that it is the real estate investment trust index most widely reported and accepted among institutional investors. For the historical performance of the Morgan Stanley REIT Index, see the Performance Graph on page
24. The Board of Directors has the ability to select a different index for future classes of OPPSs. For example, the Board of Directors may select a different index if it determines that the Morgan Stanley REIT Index is no longer an appropriate comparison for the Company; if the Morgan Stanley REIT Index is not maintained throughout the Measurement Period; or for any other reason that the Board of Directors determines.

     "Total Return" means, for any security or index and for any period, the cumulative total return for such security or index over such period, as measured by the sum of (a) the cumulative amount of dividends paid in respect of such security or index for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price or index value at the end of such period, minus (y) the security price or index value at the beginning of the measurement period.

     LLC Governance and Restrictions on Transfer

     The Class I OPPSs cannot be transferred by the LLC without the approval of the managers of the LLC, who are expected to be the two largest participants in the LLC, as long as they are employees of the Company, and representatives of the independent Directors. Class I OPPSs may only be transferred by the LLC after targeted returns have been exceeded and a forty-month vesting period from the date of issuance has passed. At that time transfers may only be made to participants or to one of their family members (or a family-owned entity). Individuals who receive OPPSs after the vesting period may exchange them for an equivalent number of OP Units. They may not transfer any OPPSs or OP Units received except to a family member (or a family-owned entity) or in the event of death or disability.

     The terms of the operating agreement of the Class I LLC will restrict the participants' ability to transfer their interests in the LLC. The LLC will have the right to repurchase the interest of any participant in the LLC at the original purchase price if prior to the end of the forty-month vesting period such participant's employment with the Company is terminated for any reason other than by death or disability. In this case, the participant will be entitled to retain any distributions that he or she received on the OPPSs subsequent to the Valuation Date. The LLC will be used as a vehicle to purchase the OPPSs to ensure that there would be no opportunity for the participants to profit from the ownership of those OPPSs prior to the Valuation Date.

     The Class I Out-Performance Partnership Shares are not convertible into Common Stock. However, in the event of a change of control of the Company, the LLC or any participant that holds any OPPSs will have the same redemption rights as other holders of OP Units. Upon the occurrence of a change of control, the LLC or participant that holds OPPSs may require Dominion Realty to redeem all or a portion of the units held by such party in exchange for a cash payment per unit equal to the market value of a share of Common Stock at the time of redemption. However, in the event that any units are tendered for redemption, Dominion Realty's obligation to pay

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the redemption price will be subject to the prior right of the Company to acquire such units in exchange for an equal number of shares of Common Stock.

     Examples of the Value of Class I OPPSs

     The following tables illustrate the value of the Class I OPPSs under different share prices and total returns at the Valuation Date. For the two year period ended December 31, 2000, the minimum thresholds for the Class I OPPSs would not have been met.

This table assumes that the cumulative Total Return of the Morgan Stanley REIT Index is less than the 30% minimum return:

                           Value to Shareholders
                   ---------------------------------------
                                                                 Value of
 Stock Price at        UDR Total      Shareholder Value            Opps
 Valuation Date       Return (1)         Achieved (2)        to Management (3)
----------------     ------------    -------------------    -------------------
                                         (Millions)             (Millions)

     $12.00              28.8%            $   349.2               $  0.0
     $13.00              39.5%            $   479.4               $  5.4
     $14.00              50.3%            $   609.6               $ 12.4
     $15.00              61.0%            $   739.8               $ 20.3
     $16.00              71.7%            $   870.0               $ 29.1
     $17.00              82.5%            $ 1,000.1               $ 37.0
     $18.00              93.2%            $ 1,130.3               $ 39.2

This table assumes that the cumulative Total Return of the Morgan Stanley REIT Index is 50% and therefore is the operative threshold instead of the 30% minimum return.

                           Value to Shareholders
                   ---------------------------------------
                                                                 Value of
 Stock Price at        UDR Total      Shareholder Value            Opps
 Valuation Date       Return (1)         Achieved (2)        to Management (3)
----------------     ------------    -------------------    -------------------
                                         (Millions)             (Millions)

     $12.00              28.8%            $   349.2               $  0.0
     $13.00              39.5%            $   479.4               $  0.0
     $14.00              50.3%            $   609.6               $  0.2
     $15.00              61.0%            $   739.8               $  7.2
     $16.00              71.7%            $   870.0               $ 15.1
     $17.00              82.5%            $ 1,000.1               $ 24.0
     $18.00              93.2%            $ 1,130.3               $ 33.8

(1)  Total Return to the UDR shareholders, assuming an 8% annual dividend rate.
(2) Total Return multiplied by average market capitalization of $1,305 million (108.78 million shares and OP Units outstanding multiplied by the share price at the Valuation Date).
(3) Out-Performance shareholder value multiplied by management participation of 4% subject to 2% dilution limit.

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     The numbers used in the table are for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the Total Return on the Company Common Stock relative to the Total Return of the Morgan Stanley REIT Index, and the market value of the average outstanding equity of the Company during any Measurement Period. These factors may be affected by general economic conditions, local real estate conditions and the dividend policy of the Company.

     Possible Negative Effects of the OPPSs

     Although the Company does not believe that the sale of Out-Performance Partnership Shares will have an antitakeover effect, the OPPSs could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the sale of the OPPSs with the intention of discouraging any such attempt.

     If with respect to the Class I OPPSs the Total Return on the Company Common Stock over the Measurement Period exceeds both the Total Return of the Morgan Stanley REIT Index and exceeds the Minimum Return, then the LLC that holds the OPPSs could be entitled to receive the same distributions and allocations as the holder of a significant number of OP Units of Dominion Realty. This could have a dilutive effect on future earnings per share of Company Common Stock, and on the Company's equity ownership in Dominion Realty.